Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Calvert SAGE Fund:

We consent to the use of our report dated February 24, 2015, with respect to the financial statements of the Calvert Equity Income Fund and Calvert Large Cap Value Fund, each a series of Calvert SAGE Fund, as of December 31, 2014, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm and Custodian” and “Fund Service Providers” in the Statement of Additional Information included in this Registration Statement.

/s/ KPMG LLP

Philadelphia, Pennsylvania
September 29, 2015